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                                                                   Exhibit 10.34





               ADDENDUM TO WAIVER, RELEASE AND NON-SOLICITATION,
                     NONCOMPETE AND NONDISCLOSURE AGREEMENT


         In connection with the Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement executed on December 14, 2005 by and between John A.
A. Bellamy ("Mr. Bellamy") and King Pharmaceuticals, Inc. ("King"), King hereby agrees as follows:

         1. Cooperation: If Mr. Bellamy is asked to cooperate with King pursuant to Section 22 of the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I (Effective March 15, 2005) (the "Severance Plan"), King agrees that it will reimburse Mr. Bellamy for reasonable and necessary expenses incurred by Mr. Bellamy in fulfilling his obligations thereunder.

         2. Severance Pay: Notwithstanding the provisions of Section 5 of the Severance Plan, King agrees that it will distribute the Severance Pay within ten
(10) business days after the expiration of Mr. Bellamy's seven (7) day revocation period set forth in the Severance Plan.

         3. Severance Benefits: Notwithstanding the provisions of Section 5 of the Severance Plan, King agrees to reimburse Mr. Bellamy within thirty (30) calendar days of his payment for coverage under King's welfare benefit plans.

         4. Waiver Of Agreement Not To Compete: King hereby waives its right(s) to enforce against Mr. Bellamy the terms of sections 8(a)(i) and 8(c) of the Severance Plan; provided, however, that this waiver shall not apply if, within one year of the date hereof, Mr. Bellamy accepts any employment, whether as an owner, partner, director, officer, employee, agent, independent contractor, consultant, or in any other capacity, with any Person (as such term is defined in the Severance Plan) which, as of December 14, 2005, manufactures one or more products that compete directly with Altace or Thrombin, or that compete directly with products produced by King's Meridian franchise.

         5. Letter of Reference: King agrees that it will provide to Mr. Bellamy a signed letter of reference in a form substantially similar to that attached hereto as "Exhibit A."

         6. Indemnification: (a)(i) King shall indemnify, defend and hold harmless Mr. Bellamy, who has been a director or officer of King or any of its Subsidiaries, against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and, subject to the proviso of this sentence, settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the date of this Agreement) that is (A) based on, or arises out of, the fact that Mr. Bellamy is or was a director or officer of King or any of its Subsidiaries, or (B) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided, however, that King shall not be liable for any settlement of any claim effected without its written consent (which consent shall not be unreasonably withheld).


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Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against Mr. Bellamy(whether arising prior to or after the Date of this Agreement), (w) King following the Date of this Agreement will pay all expenses of the disposition of any such claim, action, suit, proceeding or investigation to Mr. Bellamy to the full extent permitted by applicable law promptly after statements therefor are received and otherwise advance to Mr. Bellamy upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the Tennessee Business Corporation Act (TBCA); provided, however, that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) Mr. Bellamy shall retain counsel reasonably satisfactory to King; (y) King following the Date of this Agreement shall pay all reasonable fees and expenses of such counsel for Mr. Bellamy(subject to the penultimate sentence of this paragraph) and all costs and expenses of Mr. Bellamy in connection with seeking and obtaining indemnification from King, in each case promptly as statements therefor are received; and (z) King following the date of this Agreement shall use all commercially reasonable efforts to assist in the defense of any such matter. In the event of any dispute as to whether Executive's conduct complies with the standards set forth under the TBCA and King's Charter or King's By-laws, a determination shall be made by independent counsel mutually acceptable to King and Executive; provided, however, that King following the date of this Agreement shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, to the extent that Mr. Bellamy is, by reason of the fact that Mr. Bellamy is or was a director or officer of King or any of its Subsidiaries, a witness in any claim, action, suit, proceeding or investigation to which Mr. Bellamy is not a party, Mr. Bellamy shall be indemnified and held harmless against all costs and expenses in connection therewith.

                  (ii) King shall not enter into any settlement of any claim in which King is jointly liable with Mr. Bellamy(or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted against Mr. Bellamy.

          (b) Except to the extent required by law, King following the date of this Agreement shall not take any action so as to amend, modify, limit or repeal the provisions for indemnification of Mr. Bellamy contained in the certificates or articles of incorporation or by-laws (or other comparable charter documents) of King and its Subsidiaries following the date of this Agreement in such a manner as would adversely affect the rights of Mr. Bellamy to be indemnified by such corporations in respect of his serving in such capacities prior thereto. King following the date of this Agreement shall honor all of its indemnification obligations to Mr. Bellamy existing as of said date and shall maintain in effect adequate directors' and officer's liability insurance with respect to such indemnification obligations.

          (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, Mr. Bellamy and his heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights Mr. Bellamy may have under King's Charter, other organizational documents of King or any of its Subsidiaries, the TBCA or otherwise.


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KING PHARMACEUTICALS, INC.


By: /s/ Brian A. Markison                   By:  /s/ Earnest W. Deavenport, Jr.
    -----------------------------------          ------------------------------
Name:                                       Name:
Title:  Chief Executive Officer             Title:  Director and Chairman of
                                            the Compensation and Human
                                            Resources Committee of the Board
                                            of Directors


Date: December 20, 2005                     Date: December 20, 2005
      ---------------------------------           ----------------------------